Exhibit 99.1
For Release 7:30 AM Eastern Daylight Time, Wednesday, August 05, 2009
CUMULUS MEDIA INC.
Cumulus Reports Second Quarter 2009 Results
ATLANTA, GA, August 05, 2009 — Cumulus Media Inc. (NASDAQ: CMLS) today reported financial results for the three and six months ended June 30, 2009.
Financial highlights (in thousands, except per share data and percentages) are as follows:

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
	2009	2008	Change	2009	2008	Change
As Reported:
Cash revenue	$62,807	$79,766	(21.2)%	$115,855	$149,434	(22.5)%
Barter revenue	3,155	3,862	(18.3)%	5,461	7,093	(23.0)%

Net revenues	$65,962	$83,628	(21.1)%	$121,316	$156,527	(22.5)%
Station operating expenses	39,232	52,975	(25.9)%	81,530	104,124	(21.7)%
Station operating income (1)	26,730	30,653	(12.8)%	39,785	52,403	(24.1)%
Station operating income margin (2)	40.5%	36.7%		32.8%	33.5%
Adjusted EBITDA (3)	23,383	27,404	(14.7)%	30,922	45,715	(32.4)%

Net income	$14,074	$30,289	(53.5)%	$10,779	$26,049	(58.6)%

Income per common share:
Basic income per common share	$0.34	$0.69	N/A	$0.26	$0.59	N/A
Diluted income per common share	$0.35	$0.70	N/A	$0.27	$0.60	N/A

Free cash flow (4)	$14,351	$17,539	(18.2)%	$13,866	$25,382	(45.4)%

(1)	Station operating income consists of operating income before LMA fees, depreciation and amortization, non-cash stock compensation, impairment charge, gain on exchange of radio stations, terminated transaction expense and corporate general and administrative expenses. Station operating income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). Please see the attached table for a reconciliation of station operating income to the most directly comparable GAAP financial measure.

(2)	Station operating income margin is defined as station operating income as a percentage of net revenues.

(3)	Adjusted EBITDA is defined as operating income before LMA fees, depreciation and amortization, non-cash stock compensation, impairment charge, gain on exchange of radio stations and terminated transaction expense. Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure.

(4)	Free cash flow is defined as operating income before non-cash stock compensation, impairment charge, depreciation and amortization, gain on exchange of radio stations, terminated transaction expense, less net interest expense (excluding non-cash charge/credit for change in value and amortization of swap arrangements and amortization of debt issuance costs), income taxes paid and maintenance capital expenditures. Free cash flow is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation of free cash flow to the most directly comparable GAAP financial measure.

Results of Operations
Three Months Ended June 30, 2009 Compared to the Three Months Ended June 30, 2008
Net revenues for the second quarter decreased from $83.6 million to $66.0 million, a decrease of 21.1% versus the second quarter of 2008, primarily due to the impact the current economic recession has had across our entire station platform. Cash revenues for the second quarter decreased from $79.8 million to $62.8 million, a decrease of 21.2% and barter revenue decreased $0.7 million or 18.3% as we continue to deemphasize barter transactions.
Station operating expenses decreased from $53.0 million to $39.2 million, a decrease of 25.9% from the second quarter of 2008. This decrease was primarily due to continued efforts to contain operating costs, such as personnel reductions, a mandatory one-week furlough and continued scrutiny of all operating expenses across our entire station platform.
Station operating income decreased from $30.7 million to $26.7 million, a decrease of 12.8% from the second quarter of 2008, for the reasons discussed above.
Corporate expenses (excluding non-cash stock compensation and terminated transaction expense) for the three months ended June 30, 2009 increased $0.1 million over the comparative period in 2008, primarily due to deal fees associated with an asset exchange, partially offset by timing differences associated with various other corporate expenses.
Non-cash stock compensation expense was $0.6 million for the three months ended June 30, 2009, as compared with $0.8 million non-cash stock compensation expense in the prior year, three-month period due to certain option awards becoming fully amortized in 2008.
Interest expense, net of interest income, increased by $6.8 million to $6.2 million for the three months ended June 30, 2009 as compared with net interest income of $0.6 million in the prior year’s period. Cash interest expense associated with outstanding debt decreased by $4.3 million to $3.8 million as compared to $8.1 million in the prior year’s period. This decrease was due to a lower average cost of bank debt and decreased levels of bank debt outstanding during the current quarter. Cash interest expense associated with the yield on interest rate swap increased $3.3 million to $3.6 million from $0.3 million in the prior year’s period. The remaining $7.8 million increase as primarily due to the change in the fair value of certain derivative instruments.
For the three months ended June 30, 2009, the Company recorded income tax expense of $6.1 million, as compared to expense of $8.1 million for the second quarter of 2008.
Six Months Ended June 30, 2009 Compared to the Six Months Ended June 30, 2008
Net revenues for the six months ended June 30, 2009 decreased from $156.5 million to $121.3 million, a decrease of 22.5% from the same period in 2008, due to the impact the current economic recession has had across our entire station platform. Cash revenues for the six months ended June 30, 2009 decreased from $149.4 million to $115.9 million, a decrease of 22.5% and barter revenues decreased 23.0% to $5.5 million from $7.1 million as we continue to deemphasize barter transactions.
Station operating expenses decreased from $104.1 million to $81.5 million, a decrease of 21.7% from the same period in 2008. This decrease was primarily due to continued efforts to contain operating costs, such as personnel reductions, a mandatory one-week furlough and continued scrutiny of all operating expenses across our entire station platform.
Station operating income decreased from $52.4 million to $39.8 million, a decrease of 24.1% from the six months ended June 30, 2008, for the reasons discussed above.
Corporate expenses (excluding non-cash stock compensation and terminated transaction expense) for the six months ended June 30, 2009 increased $2.2 million over the comparative period in 2008, due primarily to an increase in professional fees associated with our defense of certain lawsuits and deal fees associated with an asset exchange plus timing differences associated with the payment of various corporate expenses.
Non-cash stock compensation expense was $1.2 million for the six months ended June 30, 2009, as compared with $2.9 million non-cash stock compensation expense in the prior year, six-month period.
Interest expense, net of interest income, decreased by $6.0 million to $13.9 million for the six months ended June 30, 2009 as compared with $19.9 million in the prior year’s period. Cash interest expense associated with outstanding debt decreased by $10.4 million to $7.9 million as compared to $18.3 million in the prior year’s period. This decrease was due to a lower average cost of bank debt and decreased levels of bank debt outstanding during the current period. Cash interest expense associated with the yield on the interest rate swap increased $6.6 million to $6.0 million from income of $0.6 million in the prior year’s period. The remaining $2.2 million decrease as primarily due to the change in the fair value of certain derivative instruments.
For the six months ended June 30, 2009, the Company recorded income tax expense of $5.3 million, as compared to expense of $4.4 million for the same period during 2008.
Cumulus Media Partners
For the three and six months ended June 30, 2009, the Company recorded as net revenues approximately $1.0 million and $2.0 million, respectively, in management fees from CMP.
Leverage and Financial Position
Net leverage was 8.05 times at June 30, 2009.
Capital expenditures for the three and six months ended June 30, 2009 totaled $0.4 million and $1.2 million, respectively. Capital expenditures during the quarter were comprised of $0.3 million of expenditures related to leasehold improvements and the purchase of equipment related to studio facilities and tower structures, and $0.1 million of maintenance capital expenditures.
Non-GAAP Financial Measures
The Company utilizes certain financial measures that are not calculated in accordance with GAAP to assess financial performance and profitability. The non-GAAP financial measures used in this release are station operating income, adjusted EBITDA and free cash flow. Station operating income consists of operating income before LMA fees, depreciation and amortization, non-cash stock compensation, impairment charge, gain on exchange of radio stations, terminated transaction expense and corporate general and administrative expenses. Adjusted EBITDA is defined as operating income before LMA fees, depreciation and amortization, non-cash stock compensation, impairment charge, gain on exchange of radio stations and terminated transaction expense.
Free cash flow is defined as operating income before non-cash stock compensation, impairment charge, depreciation and amortization, gain on exchange of radio stations, terminated transaction expense, less net interest expense (excluding non-cash charge/credit for change in value and amortization of swap arrangements and amortization of debt issuance costs), and maintenance capital expenditures.
Station Operating Income
Station operating income isolates the amount of income generated solely by the Company’s stations and assists management in evaluating the earnings potential of the Company’s station portfolio. In deriving this measure, management excludes LMA fees, even though it requires a cash commitment, due to the insignificance and temporary nature of such fees. Management excludes depreciation and amortization due to the insignificant investment in tangible assets required to operate the stations and the relatively insignificant amount of intangible assets subject to amortization. Management excludes non-cash stock compensation and impairment charges from the measure as they do not represent cash payments for activities related to the operation of the stations. Management excludes gain on the exchange of radio stations as it does not represent a cash transaction. Management excludes terminated transaction expense as it is unrelated to the operation of the stations. Corporate expenses, despite representing an additional significant cash commitment, are excluded in an effort to present the operating performance of the Company’s stations exclusive of the corporate resources employed. Management believes this is important to its investors because it highlights the gross margin generated by its station portfolio. Management believes that station operating income is the most frequently used financial measure in determining the market value of a radio station or group of stations. Management has observed that station operating income is commonly employed by firms that provide appraisal services to the broadcasting industry in valuing radio stations. Further, in each of the more than 140 radio station acquisitions the Company has completed since its inception, it has used station operating income as the primary metric to evaluate and negotiate the purchase price to be paid. Given its relevance to the estimated value of a radio station, management believes, and its experience indicates that investors consider the measure to be extremely useful in order to determine the value of its portfolio of stations. Management believes that station operating income is the most commonly used financial measure employed by the investment community to compare the performance of radio station operators. Finally, station operating income is one of the measures that management uses to evaluate the performance and results of its stations. Management uses the measure to assess the performance of the Company’s station managers and the Company’s Board of Directors uses it as part if its assessment of the relative performance of the Company’s executive management. As a result, in disclosing station operating income, the Company is providing its investors with an analysis of its performance that is consistent with that which is utilized by its management and its Board.

Station operating income is not a recognized term under GAAP and does not purport to be an alternative to operating income from continuing operations as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, station operating income is not intended to be a measure of free cash flow available for dividends, reinvestment in the Company’s business or other management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Station operating income should be viewed as a supplement to, and not a substitute for, results of operations presented on the basis of GAAP. Management compensates for the limitations of using station operating income by using it only to supplement the Company’s GAAP results to provide a more complete understanding of the factors and trends affecting the Company’s business than GAAP results alone. Station operating income has its limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.
Adjusted EBITDA
Adjusted EBITDA is also utilized by management to analyze the cash flow generated by the Company’s business. This measure isolates the amount of income generated by its stations after the incurrence of corporate general and administrative expenses (exclusive of terminated transaction expense which is non-recurring and unrelated to the operation of the stations). Management uses this measure to determine the contribution of the Company’s station portfolio, including the corporate resources employed to manage the portfolio, to the funding of its other operating expenses and to the funding of debt service and acquisitions.
In deriving this measure, management excludes LMA fees, even though it requires a cash commitment, due to the insignificance and temporary nature of such fees. Management also excludes depreciation and amortization due to the insignificant investment in tangible assets required to operate its stations and corporate office and the relatively insignificant amount of intangible assets subject to amortization. Management excludes non-cash stock compensation and impairment charges from the measure as they do not represent cash payments for activities related to the operation of the stations. Management excludes gain on the exchange of radio stations as it does not represent a cash transaction. Finally, management excludes terminated transaction expense as it is unrelated to the operation of the stations.
Management believes that adjusted EBITDA, although not a measure that is calculated in accordance with GAAP, nevertheless is commonly employed by the investment community as a measure for determining the market value of a radio company. Management has also observed that adjusted EBITDA is routinely employed to evaluate and negotiate the potential purchase price for radio broadcasting companies. Given the relevance to the overall value of the Company, management believes that investors consider the metric to be extremely useful.
Adjusted EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP.
Free Cash Flow
Free cash flow is also utilized by management to analyze the cash generated by our business. Free cash flow measures the amount of income generated each period that could be used to fund acquisitions or repay debt, after funding station and corporate expenses (excluding transaction costs), maintenance capital expenditures, payment of LMA fees and debt service.
Management believes that free cash flow, although not a measure that is calculated in accordance with GAAP is commonly employed by the investment community to evaluate a company’s ability to pay down debt, pay dividends, repurchase stock and/or facilitate the further growth of a company through acquisition or internal development. Management further believes that free cash flow is also utilized by investors as a measure in determining the market value of a radio company. Free cash flow should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP.
As station operating income, adjusted EBITDA and free cash flow are measures that are not calculated in accordance with GAAP, they may not be comparable to similarly titled measures employed by other companies. See the quantitative reconciliation of these measures to their most directly comparable financial measure calculated and presented in accordance with GAAP that follows below.
Forward-Looking Statements
Certain statements in this release may constitute “forward-looking” statements, which are statements that involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors. These factors include, but are not limited to, competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to national or world events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in Cumulus Media Inc.’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2008. Cumulus Media Inc. assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.
Cumulus Media Inc. is the second largest radio broadcast company in the United States based on station count, and combined with its affiliate Cumulus Media Partners, LLC, the Company believes it is the fourth largest radio broadcast company in the United States based on net revenues, controlling approximately 350 radio stations in 68 U.S media markets. Following the completion of all pending acquisitions and divestitures, Cumulus, directly and through its investment in Cumulus Media Partners, will own or operate 347 radio stations in 68 U.S. media markets. The Company’s headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com. Cumulus shares are traded on the NASDAQ Global Select Market under the symbol CMLS.
Cumulus Media Inc. will host a teleconference later today at 11:00 AM Eastern Daylight Time to discuss second quarter results. To access this teleconference live, please visit the Company’s web site at www.cumulus.com or dial (800) 829-9048 for both domestic and international callers. Immediately after completion of the call, a replay can be accessed until 11:59 PM Eastern Daylight Time August 21, 2009. Domestic and international callers can access the replay by dialing (888) 203-1112, pass code 7543737.
For further information, please contact:
JP Hannan     (404) 949-0700

CUMULUS MEDIA INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008

Net revenues	65,962	$83,628	121,316	156,527

Operating expenses:
Station operating expenses, excluding depreciation, amortization and LMA fees	39,232	52,975	81,530	104,124
Depreciation and amortization	2,817	3,311	5,715	6,421
LMA fees	728	320	1,196	500
Corporate general and administrative (including non-cash stock compensation expense of $611, $845, $1,203 and $2,867 respectively)	3,958	4,094	10,067	9,555
(Gain) on exchange of stations	(7,204)	—	(7,204)	—
Cost associated with terminated transaction	—	1,753	—	1,893

Total operating expenses	39,531	62,453	91,304	122,493

Operating income	26,431	21,175	30,012	34,034

Nonoperating income (expense):
Interest expense	(6,213)	298	(13,996)	(20,562)
Interest income	9	283	55	611
Terminated transaction fee	—	15,000	—	15,000
Other income (expense), net	(38)	(25)	(35)	(7)

Total nonoperating expense, net	(6,242)	15,556	(13,976)	(4,958)

Income before income taxes	20,189	36,731	16,036	29,076

Income tax expense	(6,115)	(8,094)	(5,257)	(4,431)
Equity in gain of affiliate	—	1,652	—	1,404

Net income	$14,074	$30,289	$10,779	26,049

Basic and diluted income per common share:
Basic income per common share	$0.35	$0.70	$0.27	$0.60

Diluted income per common share	$0.35	$0.70	$0.27	$0.60

Weighted average basic common shares outstanding	40,469	43,077	40,445	43,062

Weighted average diluted common shares outstanding	40,469	43,095	40,447	43,084

Reconciliation of Non-GAAP Financial Measures to GAAP Counterparts
The following tables reconcile operating income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA, station operating income and free cash flow (dollars in thousands).

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Operating income	$26,431	$21,175	$30,012	$34,034
LMA fees	728	320	1,196	500
Depreciation and amortization	2,817	3,311	5,715	6,421
Non-cash expenses, including stock compensation	611	845	1,203	2,867
(Gain) on exchange of stations	(7,204)	—	(7,204)	—
Cost associated with terminated transaction	—	1,753	—	1,893

Adjusted EBITDA	23,383	27,404	30,922	45,715
Other corporate general and administrative	3,347	3,249	8,864	6,688

Station operating income	$26,730	$30,653	$39,786	$52,403

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Operating income	$26,431	$21,175	$30,012	$34,034
Add:
Non-cash expenses, including stock compensation	611	845	1,203	2,867
Depreciation and amortization	2,817	3,311	5,715	6,421

(Gain) on exchange of stations	(7,204)	—	(7,204)	—
Cost associated with terminated transaction	—	1,753	—	1,893
Less:
Interest expense, net of interest income, excluding non-cash charge/credit for change in value of swap arrangements and amortization of debt issuance costs	(7,673)	(9,204)	(15,127)	(19,340)
Income taxes paid	(545)	—	(588)	—
Maintenance capital expenditures	(86)	(341)	(145)	(493)

Free cash flow	$14,351	$17,539	$13,866	$25,382

CAPITALIZATION
(dollars in thousands)

June 30, 2009

Total Capitalization to Net Debt Ratio:

Cash and cash equivalents	$12,982
Long-term debt, including current maturities:
Bank Debt	647,894
Total Stockholders’ equity	(236,317)

Total capitalization	$424,559

Ratio	0.67

Net Debt to TTM Pro Forma Adjusted EBITDA Ratio:

Funded debt as of June 30, 2009	647,894
Plus: Net cash proceeds from acquisitions and dispositions	—
Less: Cash balance as of June 30, 2009	(12,982)

Net Debt as of June 30, 2009	634,912

Divided by Trailing Twelve Months Pro Forma Adjusted EBITDA (excludes non-cash stock compensation of $3,000)	78,863

Ratio	8.05